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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
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                                FORM 8-K
                             CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   October 15, 1997
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                          Merrill Lynch & Co., Inc.
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          (Exact Name of Registrant as Specified in Charter)

       Delaware                 1-7182                13-2740599
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    (State or Other          (Commission         (I.R.S. Employer
    Jurisdiction of           File Number)       Identification No.)
    Incorporation)


World Financial Center, North Tower, New York, New York   10281-1332
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(Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number, including area code:   (212) 449-1000
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  (Former Name or Former Address, if Changed Since Last Report.)

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ITEM 5.  OTHER EVENTS

Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated October 14, 1997, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three- and nine-month periods ended September 26, 1997. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals, that are in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Merrill Lynch reported on October 14, 1997 the highest quarterly net earnings in its history. Third quarter 1997 net earnings were $493 million, 49% above the 1996 third quarter and 2% above the previous record of $481 million in the 1997 second quarter. Earnings per common share were $1.25 primary and $1.24 fully diluted, compared with $.84 primary and fully diluted in the 1996 third quarter and $1.24 primary and $1.23 fully diluted in the 1997 second quarter.

Annualized return on average common equity was approximately 27.3% for the 1997 third quarter, compared with 21.5% in the 1996 third quarter and 28.5% in the 1997 second quarter. For the first nine months of 1997, the annualized return on average common equity was approximately 28.0%, compared with 26.3% for the corresponding 1996 period.

Net earnings for the first nine months of 1997 were a record $1.4 billion, 23% above the comparable 1996 period. Nine-month 1997 earnings per common share were $3.66 primary, up 24% from $2.96 primary in the comparable 1996 period.

During the third quarter, private client assets surpassed $1 trillion for the first time, reaching $1,018,000,000,000 at quarter-end. Client assets were up $239 billion from the 1996 third quarter, and $78 billion from the 1997 second quarter.

3RD QUARTER REVENUES

Net revenues rose 29% from the 1996 third quarter to $4.0 billion, with increases in all major categories. Commission revenues were a record $1.2 billion, up 45% from the 1996 third quarter due to increases in global listed securities volume and strong mutual fund activity.

Principal transactions revenues rose 16% from a year ago to $951 million. Higher trading revenues from interest rate and currency swaps, equities and equity derivatives, high yield debt, and foreign exchange contributed to the increase.

Investment banking revenues increased 47% to a new high of $691 million as a result of record strategic services fees and continued strong levels of underwriting in virtually all categories. Strategic services fees benefited from robust merger and acquisition activity and significant gains in market share from a year ago.

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Asset management and portfolio service fees were a record $722 million, up
27% from the 1996 third quarter. Continued growth in assets under management and other fee-based products, such as Merrill Lynch Consults (Registered Trademark), Mutual Fund Advisor (Service Mark), and Asset Power (Registered Trademark), led to the increase.

Other revenues increased 13% from a year ago to $141 million. Net interest profit decreased 2% to $244 million.

3RD QUARTER EXPENSES

Non-interest expenses increased 25% from the 1996 third quarter to $3.2 billion. Compensation and benefits, the largest expense category, was up 25% to $2.0 billion due to higher variable compensation associated with increased production and profitability. Compensation and benefits expense as a percentage of net revenues was 50.3% in the 1997 third quarter, compared with 52.1% in the corresponding 1996 quarter.

Communications and equipment rental expense rose 24% to $175 million resulting from the expanded use of market data services, increased business volume, and higher technology maintenance costs. Other facilities-related costs, which include occupancy and depreciation and amortization, were up 9% to $239 million as continued global expansion led to higher costs.

Professional fees increased 39% to $211 million. Higher systems and management consulting costs related to various technology projects contributed to the increase. Advertising and market development expense was up 16% to $145 million due primarily to increased global travel and client promotion costs. Brokerage, clearing, and exchange fees rose 33% to $137 million as a result of higher global securities trading volume. Other expenses were up 40% to $307 million due in part to increases in provisions related to various business activities and legal matters.

The 1997 third quarter effective tax rate was 34.4%, compared with 36.6% a year ago, benefiting from reductions in state and local taxes.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of September 26, 1997 were approximately $.4 billion, $7.4 billion, $40.0 billion, $.6 billion, and $22.24, respectively.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (c)  EXHIBITS.

         (99) Additional Exhibits

              (i) Preliminary Unaudited Earnings Summary for the three-and nine-month periods ended September 26, 1997.

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                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                               MERRILL LYNCH & CO., INC.
                                               ---------------------------
                                                    (Registrant)


                                               By:   /s/ Joseph T. Willett
                                                    ----------------------------
                                                         Joseph T. Willett
                                                         Senior Vice President
                                                         Chief Financial Officer

Date:  October 15, 1997


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                                    EXHIBIT INDEX

Exhibit No.   Description                                                 Page
-----------   -----------                                                 ----

(99)          Additional Exhibits

              (i)  Preliminary Unaudited Earnings Summary for the three-   6-7
                   and nine-month periods ended September 26, 1997.




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